Exhibit 1.02

Conflict Minerals Report

Intel Corporation
in accord with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Minerals Report (“Report”) of Intel Corporation (“Intel” or “we”) for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule”).  Numerous terms in this Report are defined in the Rule and our Specialized Disclosure Report on Form SD and the reader is referred to those sources and to SEC Release No. 34-67716 issued by the Securities and Exchange Commission on August 22, 2012 for such definitions.

Pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the necessary conflict minerals in our products that we had reason to believe may have originated from the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively defined as the “Covered Countries”) and may not have come from recycled or scrap sources, to determine whether such products were “DRC conflict free”. We use the term “conflict free” in this Report in a broader sense to refer to suppliers, supply chains, smelters and refiners whose sources of conflict minerals did not or do not directly or indirectly finance or benefit armed groups in the Covered Countries.

Design of Conflict Minerals Program

The design of our conflict minerals program is in conformity with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”), specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Summarized below are the design components of our conflict minerals program as they relate to the five-step framework set forth in the OECD Guidance:

1.	Establish strong company management systems:
●
Operate an internal “Conflict Minerals” team led by our Global Sourcing and Procurement organization to implement our Conflict Minerals Sourcing Policy, which policy is set forth in our Form SD.  Regularly review such implementation efforts with our Chief Executive Officer (“CEO”) and senior management of our Technology and Manufacturing Group (“TMG”).

●
Implement a supply chain system of controls and transparency through the use of due diligence tools created by the Conflict-Free Sourcing Initiative (“CFSI”) which includes the Conflict Minerals Reporting Template (“CMRT”), a supply chain survey designed to identify the smelters and refiners that process the necessary conflict minerals contained in our products.

●
Incorporate requirements related to conflict minerals in our standard template for supplier contracts and specifications so that current and future suppliers are obligated to comply with our policies on conflict minerals, including participation in a supply chain survey and related due diligence activities.

●	Maintain records relating to our conflict minerals program in accordance with our record retention guidelines.
●	Enable employees, suppliers and other stakeholders to report any concerns relating to our conflict minerals program through our online corporate responsibility reporting and grievance mechanism.

2.	Identify and assess risks in our supply chain:
●	Identify direct suppliers that supply products to Intel that may contain conflict minerals.
●	Conduct a supply chain survey using the CMRT, requesting direct suppliers to identify smelters and refiners and country of origin of the conflict minerals in products they supply to Intel.
●	Contact direct suppliers that do not respond to the supply chain survey by a specified date, requesting their responses.
●
Compare smelters and refiners identified by the supply chain survey against the list of facilities that have received a “conflict free” designation from the Conflict Free Smelter Program (“CFSP”) or other independent third party audit program, which designations provide country of origin and due diligence information on the conflict minerals sourced by such facilities.

●
Document country of origin information for the smelters and refiners identified by the supply chain survey as provided from multiple sources including the supply chain survey, the CFSI and directly from smelters and refiners that Intel contacts.

3.	Design and implement a strategy to respond to identified risks:
●
Design and adopt a risk management plan that includes due diligence reviews of suppliers, smelters and refiners that may be sourcing or processing conflict minerals from the Covered Countries which may not be from recycled or scrap sources. Our due diligence measures are significantly based on multi-industry due diligence initiatives to evaluate the procurement practices of the smelters and refiners that process and provide those conflict minerals to our supply chain.

●
Implement a risk mitigation response plan to monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Conflict Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.

●
Perform risk mitigation efforts to bring suppliers into conformity with our Conflict Minerals Sourcing Policy and contractual requirements, which efforts may include working with direct suppliers to consider an alternative source for the necessary conflict minerals.

●
Contact selected smelter and refiner facilities that have not received a “conflict free” designation from an independent third party audit program to encourage their participation in such a program and request country of origin and chain of custody information.

●	Provide progress reports to our CEO and TMG senior management summarizing our risk mitigation efforts.
●	As required by the Rule, obtain an independent private sector audit of this Report.

4.	Support the development and implementation of independent third party audits of smelters’ and refiners’ sourcing:
●	Support development and implementation of due diligence practices and tools such as the CMRT through our membership, participation and leadership within the CFSI and CFSI sub-teams.
●	Support development and implementation of the CFSP by writing the CFSP audit protocol and procedures in conjunction with CFSI member companies and other industry groups.

5.	Report on supply chain due diligence:
●	Publicly communicate our Conflict Minerals Sourcing Policy on our company website at www.intel.com/conflictfree.
●
Report annually on our supply chain due diligence activities in our white paper titled “Intel’s Efforts to Achieve a ‘Conflict-Free’ Supply Chain” and Corporate Social Responsibility Report available on our company website at www.intel.com/conflictfree.

The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.

Description of Due Diligence Measures Performed

Below is a description of the measures we performed for the reporting period to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products that we had reason to believe may have originated from the Covered Countries and may not have come from recycled or scrap sources:

●
Designed and adopted a risk management plan that includes due diligence reviews of suppliers, smelters and refiners which we identified may be sourcing or processing conflict minerals from the Covered Countries which may not be from recycled or scrap sources.

●	Contacted direct suppliers on responses to supply chain surveys that we identified contained incomplete or potentially inaccurate information to seek additional clarifying information.
●
Compared smelters and refiners identified by the supply chain survey against the list of facilities that have received a “conflict free” designation from the CFSP or other independent third party audit program.

●
Implemented a risk mitigation response plan to monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Conflict Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.

●
Performed risk mitigation efforts with suppliers we identified to be not in conformity with our Conflict Minerals Sourcing Policy and contractual requirements by working with them to bring them into compliance.

●	Contacted smelters and refiners that had not received a “conflict free” designation to encourage their participation in the CFSP or other independent third party audit program.
●	In 2013, visited 29 smelter and refiner facilities to review their country of origin and chain of custody information.
●	Provided monthly progress reports to TMG senior management that summarized the status of smelters and refiners subject to our due diligence efforts.
●	As required by the Rule, obtained an independent private sector audit of this Report, which is set forth as Exhibit A to this Report.

Products

During this reporting period, we identified the following products that may contain necessary conflict minerals that we manufactured or contracted to manufacture:

●
“Client Microprocessors and Chipsets”: Desktop and mobile microprocessors and chipsets that are solely manufactured by Intel, which are comprised of the following:  Celeron®, Pentium®, Intel® Core i3™, Intel® Core™ i5, Intel® Core™ i7, Intel® Quark™, and Intel® Atom processors (except Intel Atom processors for servers, storage and communications).

●	“All Other”: All other Intel® products that may contain necessary conflict minerals that we manufactured or contracted to manufacture, which products are comprised of the following:
o
Server: Enterprise branded microprocessors, chipsets, motherboards, server and micro-server systems which contain components manufactured by Intel and other components purchased by Intel including Intel® Xeon Phi™, Intel® Xeon®, Itanium® and Intel Atom processors for servers and storage.

o	Mobile: Wireless platforms including Intel® mobile phone platforms and mobile communications platforms such as Intel® XMM™ slim modems.
o
Networking: Ethernet network adapters, controllers and wireless products which enable the computers and networks to exchange data including Thunderbolt™ technology, Intel® Centrino® technology, Intel® WiMAX and Intel® WiFi products.

o	Boards and Other Components: Desktop printed circuit boards and other components including Intel® Desktop Boards, Intel® Galileo boards and Intel® NUC (next unit of computing).
o	Storage and Other: Memory products including Intel® Solid-State Drives (Intel® SSDs) and Intel Atom processors for storage and communications.

Results of our Due Diligence Measures

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals.  Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals.  We also rely, to a large extent, on information collected and provided by independent third party audit programs.   Such sources of information, as well as our smelters and refiner facility visits, may yield inaccurate or incomplete information and may be subject to fraud.

Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. Under the Dodd-Frank Act and the Rule, a product is “DRC conflict free” if it meets the required standard every day of the reporting year; conversely, a product would “not be found to be DRC conflict free” if it does not meet the required standard even one day of the reporting year. The supply chain of commodities such as conflict minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use.  Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers as well as certain smelters and refiners.  We ask that the data cover the entire reporting year, and we seek to use contract provisions requiring the suppliers to promptly update us in the event that the sourcing data changes.

Supplier Chain Survey Responses

As a result of the supply chain surveys that we conducted, approximately 83% of our direct suppliers that contribute necessary conflict minerals to our products have provided a response to the supply chain survey. All our direct suppliers that contribute necessary conflict minerals to our Client Microprocessor and Chipset products have provided a response to our supply chain survey.

Product Determination

On the basis of the due diligence measures described in this Report, Intel has concluded in good faith that during this reporting period, the necessary conflict minerals contained in our products that originated or may have originated from the Covered Countries are either DRC conflict free or DRC conflict undeterminable as described below.

DRC conflict free

Our Client Microprocessor and Chipset products are DRC conflict free.  Our suppliers have identified the smelters and refiners in the supply chain that are sources of the necessary conflict minerals for our Client Microprocessor and Chipset products.  All such smelters and refiners have either received a “conflict free” designation from the CFSP or other independent third party audit program and/or have been visited by Intel personnel to review country of origin and chain of custody information which resulted in our reasonable determination that our Client Microprocessor and Chipset products are DRC conflict free.

DRC conflict undeterminable

All Other products are DRC conflict undeterminable.  We are making this determination because we do not have sufficient information from suppliers or other sources regarding all of the smelters and refiners that processed the necessary conflict minerals in All Other products to conclude whether the conflict minerals originated in the Covered Countries and, if so, whether the conflict minerals were from recycled or scrap sources or were or were not from other conflict free sources.

Our efforts to determine the mine or location of origin of the necessary conflict minerals in our products that are DRC conflict undeterminable with the greatest possible specificity consisted of the due diligence measures described in this Report. In particular, because independent third party audit programs validate whether sufficient evidence exists regarding country, mine and/or location of origin of the conflict minerals that the audited smelter or refiner facilities have processed, we relied on the information made available by such programs for the smelters and refiners in our supply chain. For smelters or refiners in our supply chain that had not received a “conflict free” designation by any independent third party audit programs, we contacted such facilities and requested country, mine and/or location of origin of the necessary conflict minerals processed by them, and in many cases, visited the facilities to perform an on-site review of this information.  We were unable to ascertain the country of origin and/or chain of custody of all necessary conflict minerals processed by the facilities that contributed to All Other products because, for this reporting period, certain smelter and refiner facilities (1) had not yet received a “conflict free” designation from an independent third party audit program and (2) did not respond to our requests for country of origin or chain of custody information and/or were unwilling to allow Intel to visit the facility to conduct an on-site review of such information.

Table 1 below lists the facilities which, to the extent known, processed the necessary conflict minerals in All Other products.

Metal	Smelter or Refiner Facility Name†
Gold	Aida Chemical Industries Co. Ltd.
Gold	Allgemeine Gold-und Silberscheideanstalt A.G. *
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Minerção *
Gold	Argor-Heraeus SA *
Gold	Asahi Pretec Corporation *
Gold	Asaka Riken Co Ltd
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	Caridad
Gold	CCR Refinery – Glencore Canada Corporation *
Gold	Cendres + Métaux SA
Gold	Chimet S.p.A. *
Gold	Dowa *
Gold	FSE Novosibirsk Refinery
Gold	Heimerle + Meule GmbH *
Gold	Heraeus Ltd. Hong Kong *
Gold	Heraeus Precious Metals GmbH & Co. KG *
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Ishifuku Metal Industry Co., Ltd. *
Gold	Japan Mint
Gold	Jiangxi Copper Company Limited
Gold	Johnson Matthey Inc *
Gold	Johnson Matthey Ltd *
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	JX Nippon Mining & Metals Co., Ltd. *
Gold	Kazzinc Ltd
Gold	Kennecott Utah Copper LLC *
Gold	Kojima Chemicals Co., Ltd *
Gold	Kyrgyzaltyn JSC
Gold	LS-NIKKO Copper Inc. *
Gold	Materion *
Gold	Matsuda Sangyo Co., Ltd. *
Gold	Metalor Technologies (Hong Kong) Ltd *
Gold	Metalor Technologies SA *
Gold	Metalor USA Refining Corporation *
Gold	Met-Mex Peñoles, S.A.
Gold	Mitsubishi Materials Corporation *
Gold	Mitsui Mining and Smelting Co., Ltd. *
Gold	Moscow Special Alloys Processing Plant
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD *
Gold	Ohio Precious Metals, LLC *
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	PAMP SA *
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA
Gold	Rand Refinery (Pty) Ltd *
Gold	Royal Canadian Mint *
Gold	Sabin Metal Corp.
Gold	Schone Edelmetaal
Gold	SEMPSA Joyería Platería SA *
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp. *
Gold	Sumitomo Metal Mining Co., Ltd. *
Gold	Tanaka Kikinzoku Kogyo K.K. *
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Tokuriki Honten Co., Ltd *
Gold	Umicore Brasil Ltda *
Gold	Umicore SA Business Unit Precious Metals Refining *

Metal	Smelter or Refiner Facility Name†
Gold	United Precious Metal Refining, Inc. *
Gold	Valcambi SA
Gold	Western Australian Mint trading as The Perth Mint *
Gold	Yokohama Metal Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Tantalum	Conghua Tantalum and Niobium Smeltry *
Tantalum	Duoluoshan *
Tantalum	Exotech Inc. *
Tantalum	F&X Electro-Materials Ltd. *
Tantalum	Global Advanced Metals
Tantalum	H.C. Starck Group *
Tantalum	Hi-Temp *
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. *
Tantalum	Jiujiang Tanbre Co., Ltd. *
Tantalum	Kemet Blue Powder *
Tantalum	Metallurgical Products India (Pvt.) Ltd. *
Tantalum	Mitsui Mining & Smelting *
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd. *
Tantalum	Plansee *
Tantalum	RFH Tantalum Smeltry Co., Ltd *
Tantalum	Solikamsk Magnesium Works *
Tantalum	Taki Chemicals *
Tantalum	Tantalite Resources *
Tantalum	Telex *
Tantalum	Ulba *
Tantalum	Zhuzhou Cement Carbide *
Tin	Alpha *
Tin	China Tin Group Co., Ltd.
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooper Santa
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	EM Vinto
Tin	Fenix Metals
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd. *
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Malaysia Smelting Corporation (MSC) *
Tin	Metallo Chimique
Tin	Mineração Taboca S.A. *
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Minsur *
Tin	Mitsubishi Materials Corporation
Tin	Novosibirsk Integrated Tin Works
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	OMSA *
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Putra Karya
Tin	PT Belitung Industri Sejahtera
Tin	PT Bukit Timah *
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Mitra Stania Prima
Tin	PT Prima Timah Utama
Tin	PT Refined Bangka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Tambang Timah *
Tin	PT Timah *
Tin	PT Tinindo Inter Nusa
Tin	Rui Da Hung
Tin	Soft Metais, Ltda.
Tin	Thaisarco *
Tin	White Solder Metalurgia e Mineração Ltda. *
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.

Metal	Smelter or Refiner Facility Name†
Tin	Yunnan Tin Company, Ltd. *
Tungsten	A.L.M.T. Corp.
Tungsten	China Minmetals Nonferrous Metals Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Grand Sea W & Mo Group Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Global Tungsten & Powders Corp. *
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	H.C. Starck Group
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Kennametal Inc.
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Xiamen Tungsten Co., Ltd.
Tungsten	Zhuzhou Cemented Carbide Group Co., Ltd.

Countries of origin of the conflict minerals these facilities process are believed to include:
Argentina, Armenia, Australia, Austria, Belgium, Bolivia, Brazil, Bulgaria, Burundi, Cambodia, Canada, Chile, China, Colombia, DRC, Ecuador, Egypt, Eritrea, Estonia, Ethiopia, Fiji, Finland, Georgia, Germany, Ghana, Guatemala, Honduras, Hong Kong, India, Indonesia, Japan, Kazakhstan, Republic of Korea, Laos People’s Democratic Republic, Malaysia, Mali, Mexico, Mongolia, Mozambique, New Zealand, Nicaragua, Niger, Nigeria, Panama, Papua New Guinea, Peru, Philippines, Portugal, Russian Federation, Rwanda, Saudi Arabia, Singapore, Solomon Islands, Somalia, South Africa, Spain, South Sudan, Suriname, Switzerland, Taiwan, United Republic of Tanzania, Thailand, Turkey, United Kingdom, United States, Uruguay, Uzbekistan, Venezuela, Vietnam, Zimbabwe

†	Smelter and refiner facility names as reported by the CFSI as of May 15, 2014.

*	Denotes smelters and refiners which have received a “conflict free” designation from an independent third party audit program as of May 15, 2014.

Future Due Diligence Measures

During the reporting period for the calendar year ending December 31, 2014, we are continuing to engage in the activities described above in “Design of Conflict Minerals Program” and “Description of Due Diligence Measures Performed.” In our efforts to attain a conflict-free supply chain for our products, we intend to continue to contact smelters and refiners identified in our supply chain survey process that have not received a “conflict free” designation and request their participation in the CFSP or other independent third party audit program in order for them to obtain such a “conflict free” designation.

Independent Private Sector Audit of this Report

We obtained an independent private sector audit of this Report by Ernst & Young LLP, which is set forth as Exhibit A to this Report.

____________________________

Intel and the Intel logo, Intel Atom, Intel Core, Intel Xeon, Intel Xeon Phi, Centrino, Celeron, Itanium, Pentium, Quark, Thunderbolt, and XMM are trademarks of Intel Corporation in the U.S. and/or other countries.

Exhibit A

Report of Independent Accountants

Board of Directors and Stockholders of Intel Corporation

We have examined whether the design of Intel Corporation’s (the “Company”) due diligence framework as set forth in the Design of Conflict Minerals Program section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2013, is in conformity, in all material respects, with the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition 2013 (“OECD Due Diligence Guidance”), and whether the Company’s description of the due diligence measures it performed, as set forth in Description of Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2013, is consistent, in all material respects, with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination. Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and, accordingly, included examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Our examination was not conducted for the purpose of evaluating:
►	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance
►	The completeness of the Company’s description of the due diligence measures performed
►	The suitability of the design or operating effectiveness of the Company’s due diligence process
►	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance
►	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof
►	The Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products

Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than the design of the Company’s due diligence framework as set forth in the Design of Conflict Minerals Program section and the Company’s description of the due diligence measures it performed, as set forth in the Description of Due Diligence Measures Performed section referenced in the first paragraph above.

In our opinion, the design of the Company’s due diligence framework for the reporting period from January 1 to December 31, 2013, as set forth in the Design of Conflict Minerals Program section of the Conflict Minerals Report is in conformity, in all material respects, with the OECD Due Diligence Guidance, and the Company’s description of the due diligence measures it performed as set forth in the Description of Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2013, is consistent, in all material respects, with the due diligence process that the Company undertook.

/s/ Ernst & Young LLP

San Jose, California
May 22, 2014